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Jeff Unger, Investor Relations
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Andrew Bard, Weber Shandwick
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         Casual Male Retail Group, Inc. Completes Acquisition
                  of Rochester Big & Tall Clothing
Transaction Positions CMRG as the Leader in Men's Big and Tall Apparel

CANTON, MA., Nov. 1, 2004-- Casual Male Retail Group, Inc. (Nasdaq:
CMRG - News), retail brand operator of Casual Male Big & Tall, the exclusive retailer of George Foreman's clothing collection, announces the completion of its previously announced acquisition of Rochester Big & Tall Clothing ("Rochester"). The purchase price was $15 million in cash and the assumption of bank and subordinated debt of approximately $5 million, in addition to the assumption of identified operating liabilities such as accounts payable and accrued liabilities. There is a potential payment over a three-year period of an additional $4 million, which is subject to an earn-out provision. Casual Male financed the transaction with a new term loan from its primary lender and additional borrowings on its existing credit facility, and had no impact on the Company's overall liquidity.

Seymour Holtzman, Chairman of Casual Male Retail Group, Inc. said, "The acquisition of Rochester makes us the clear industry leader in the rapidly growing men's big and tall apparel industry and we are excited about the opportunity to grow the Rochester brand. We welcome, Bob Sockolov, President and Chief Executive Officer of Rochester, to our Board of Directors and look forward to his keen industry insight and experience."

"This is an outstanding marriage of two companies in specialty big and tall apparel. We see an incredible synergy between the Rochester and Casual Male brands and the opportunity to leverage the brands, which should accelerate the earnings potential of the Company and build a stronger enterprise that will benefit our shareholders," said David Levin, CEO and President of Casual Male.

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States and Canada, operates 495 Casual
Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 44 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores and, 22 Rochester Big and Tall stores and direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about the potential beneficial effect of the Rochester acquisition on the Company and its earnings potential. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company in this press release and elsewhere as a result of numerous factors, including the operational integration associated with the acquisition and other risks generally associated with such transactions. The Company encourages readers to refer to its prior filings with the Securities and Exchange Commission, including, without limitation, its Current Report on Form 8-K filed on April 14, 2004, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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